Exhibit 99.2

February 27, 2020

Dear Shareholder:

Red River Bancshares, Inc. is changing the timing for payment of its cash dividends. Beginning with the first quarter of 2020, our board of directors and management expect to evaluate the payment of cash dividends on a quarterly basis, rather than annually as was done in 2018 and 2019. Our 2018 cash dividend was $0.15 per common share and our 2019 cash dividend was $0.20 per common share. The decision whether to pay a quarterly cash dividend will be based upon the Company’s prior quarter profitability and current capital levels, among other factors.

I am pleased to announce that our board of directors has declared and approved a cash dividend of $0.06 per common share in the first quarter of 2020. The dividend is payable on March 26, 2020, to shareholders of record as of the close of business on March 16, 2020. Attached is our February 27, 2020 press release announcing the first quarter of 2020 cash dividend.

Computershare, our stock transfer agent, will be issuing the dividend checks at the end of March 2020. For shareholders registered with Computershare, Computershare will mail one dividend check for each registered shareholder account to the address on file for each account. Please watch for a Computershare envelope in the mail, which will show Red River Bancshares, Inc. as the sender. Computershare will also issue appropriate tax reporting documents in January of 2021 for the shareholders registered with Computershare. For shareholders who hold in a brokerage account, please contact your broker for dividend payment details and tax reporting information.

If you have any questions regarding the dividend, please do not hesitate to contact Amanda W. Barnett, Senior Vice President, General Counsel and Corporate Secretary, at (318) 561-5861 or at abarnett@RedRiverBank.net.

Thank you for your investment in Red River Bancshares, Inc.

Sincerely,

R. Blake Chatelain

President and Chief Executive Officer

Post Office Box 12598   Alexandria, Louisiana   71315-2598   318.561.4000